EMPLOYEE FORM
Exhibit 10.25
MOONLAKE IMMUNOTHERAPEUTICS
2022 EQUITY INCENTIVE PLAN
GRANT NOTICE FOR
NONQUALIFIED STOCK OPTIONS
FOR GOOD AND VALUABLE CONSIDERATION, MoonLake Immunotherapeutics (the “Company”), hereby grants to Participant named below the Nonqualified Stock Option (the “Option”) to purchase any part or all of the number of Common Shares that are covered by this Option at the Exercise Price per share, each specified below, and upon the terms and subject to the conditions set forth in this Grant Notice, the MoonLake Immunotherapeutics 2022 Equity Incentive Plan (as amended from time to time, the “Plan”) and the Standard Terms and Conditions (the “Standard Terms and Conditions”) promulgated under such Plan and attached hereto as Exhibit A. This Option is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions. This Option is not intended to qualify as an incentive stock option under Section 422 of the Code. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Name of Participant:
Grant Date:
Number of Common Shares covered by Option:
Exercise Price Per Share:
Expiration Date:
Vesting Schedule:
Subject to the Plan and the Standard Terms and Conditions, the Option shall vest in accordance with the following schedule, so long as Participant remains continuously employed by the Company or its Subsidiaries from the Grant Date through such vesting date: [_________].

By accepting this Grant Notice, Participant acknowledges that Participant has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan, and the Standard Terms and Conditions.

MOONLAKE IMMUNOTHERAPEUTICS

By:
Name:
Title:

PARTICIPANT

[Name]
Signature Page to
Grant Notice for
Nonqualified Stock Options

EXHIBIT A

MOONLAKE IMMUNOTHERAPEUTICS
2022 EQUITY INCENTIVE PLAN

STANDARD TERMS AND CONDITIONS FOR
NONQUALIFIED STOCK OPTIONS
These Standard Terms and Conditions apply to the Options granted pursuant to the MoonLake Immunotherapeutics 2022 Equity Incentive Plan (the “Plan”), which are identified as nonqualified stock options and are evidenced by a Grant Notice (as defined below) or an action of the Committee that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.
1.TERMS OF OPTION
MoonLake Immunotherapeutics (the “Company”) has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) a Nonqualified Stock Option (the “Option”) to purchase up to the number of Common Shares at an Exercise Price per share, each as set forth in the Grant Notice. The Option is subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.
2.NONQUALIFIED STOCK OPTION
The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.
3.EXERCISE OF OPTION
(a)The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice or the terms of the Plan, to purchase up to that number of Common Shares as set forth in the Grant Notice; provided, that (except as set forth in Section 4(a) below) the Participant remains employed with the Company through the applicable vesting date and does not experience a Termination of Employment prior to any such date. The vesting period and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis.
(b)To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” in a form specified by the Committee, specifying the number of whole Common Shares the Participant wishes to purchase and how the Participant’s Common Shares should be registered (in the Participant’s name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).

(c)The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any Common Shares until the Participant shall have paid the total Exercise Price for that number of Common Shares. The Exercise Price may be paid in Common Shares, cash or a combination thereof, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under the Option, the delivery of previously owned Common Shares, withholding of Common Shares deliverable upon exercise of the Option (but only to the extent share withholding or the delivery of previously owned Common Shares is made available to the Participant by the Committee), or in such other manners as may be permitted by the Committee.
(d)Fractional shares may not be exercised. Common Shares will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any Common Shares during any period when the Company determines that the exercisability of the Option or the delivery of Common Shares hereunder would violate Company policy or any federal, state or other applicable laws.
4.EXPIRATION OF OPTION
The Option shall expire and cease to be exercisable as of the earlier of (i) the Expiration Date set forth in the Grant Notice or (ii) the date specified below in connection with the Participant’s Termination of Employment:
(a)If the Participant’s Termination of Employment is as a result of the Participant’s death or Disability, the Participant or its legal successor may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Employment until the first anniversary of the Termination Date (as defined below).
(b)If the Participant’s Termination of Employment is by the Company without Cause, on or within 12 months following a Change in Control, subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, (i) the entire Option shall fully vest and (ii) the Participant may exercise any portion of the Option until the date that is 90 days following the Termination Date.
(c)If the Participant’s Termination of Employment is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the Termination Date.
(d)If the Participant’s Termination of Employment is for any reason other than as set forth in Section 4(a), 4(b) or 4(c), the Participant may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Employment until the date that is 90 days following the Termination Date.
(e)Any portion of the Option that is not vested and exercisable at the time of a Termination of Employment (after taking into account any accelerated vesting under this Section 4, Section 16 of the Plan or any other agreement between the Participant and the Company) shall be forfeited and canceled as of the Termination Date.
(f)As used in this Section 4:
(i)[“Cause” means, in addition to any reasons set out in the Plan, a reason which justified or would have justified the Termination of Employment for cause (“aus wichtigem Grund”) within the meaning of article 337 of the Swiss Code of Obligations or article 337 of the Swiss Code of Obligations by analogy, or such foreign law as may be applicable for determining termination for cause, provided that any reason qualifying as “cause” within article 337 of the Swiss Code of Obligations shall constitute “cause” also for the purposes of any foreign applicable law;]1
(ii)“Termination Date” means the date of the Participant’s Termination of Employment.
5.RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO OPTION EXERCISE
The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued as a result of the exercise of the Option, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other option holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
6.INCOME TAXES
The Company shall not deliver Common Shares in respect of the exercise of any Option unless and until the Participant has made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations. The Participant may pay the withholding tax obligations to the Company by cash or check in connection with the exercise of the Option (including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under the Option). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including future cash wages).
7.NONTRANSFERABILITY OF OPTION
Except as permitted by the Committee or as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during Participant’s lifetime. The Company may cancel the Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7.
8.OTHER AGREEMENTS SUPERSEDED
The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.
9.LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION
Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any Common Shares allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such Common Shares, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the
1 Definition to be used with respect to participants subject to Swiss law.

Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.
10.NO LIABILITY OF COMPANY
The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the nonissuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, exercise or settlement of any Option granted hereunder.
11.GENERAL
(a)In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
(b)The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. Where appropriate, words in the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Standard Terms and Conditions.
(c)These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
(d)These Standard Terms and Conditions, the Plan, and the Grant Notice shall be construed in accordance with and governed by the laws of [the Cayman Islands][Switzerland],2 without regard to principles of conflicts of law.
(e)In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.
(f)All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.
2 Appropriate governing law to be determined in connection with a participant’s individual grant.

12.CLAWBACK
The Option and any Common Shares issued upon exercise of the Option will be subject to recoupment in accordance with any clawback policy adopted by the Company. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company. By accepting the Option, the Participant is agreeing to be bound by any such clawback policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion.
13.ELECTRONIC DELIVERY
By executing the Grant Notice, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the Option and the Common Shares via Company web site or other electronic delivery.